UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 17, 2008

MUTUAL FEDERAL BANCORP, INC.
(Exact name of registrant as specified in its charter)

_____________________________

Federal (State or other jurisdiction of Incorporation)	000-51876 (Commission File Number)	33-1135091 (I.R.S. Employer Identification No.)
2212 West Cermak Road Chicago, Illinois (Address of principal executive offices)		60608 (Zip Code)

Registrant’s telephone number, including area code (773) 847-7747

Not Applicable
(Former name or former address, if changed since last year)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

Mutual Federal Bancorp, Inc. (the “Company”), through its wholly owned subsidiary, Mutual Federal Savings and Loan Association of Chicago (the “Bank”), currently holds Freddie Mac preferred stock in its available-for-sale securities portfolio with a market value of approximately $370,000 at June 30, 2008.  Based on the market price per share of the stock as of September 16, 2008, the current market value of the remaining stock the Company owns is approximately $10,000.  For the six months ended June 30, 2008, the Company recorded a $31,000 non-cash, other-than-temporary impairment charge to earnings relating to this security.  The Company expects to record an additional non-cash, other-than-temporary impairment charge to earnings on this security in the third quarter, as the security now trades well below its value at June 30, 2008.  The Company will continue to evaluate the situation and expects to make a final determination of impairment relating to this security in connection with the preparation of its financial statements for the third quarter of 2008.

The expected impairment on these securities would not impact the Bank’s ability to maintain capital ratios above the “well capitalized” regulatory requirements.

CAUTION ABOUT FORWARD-LOOKING STATEMENTS

This report contains “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements contain information related to matters such as the Company’s intent, belief or expectation with regard to such matters as financial and operational performance. Such statements are necessarily based on management’s assumptions and estimates and are inherently subject to a variety of risks and uncertainties concerning the Company’s operations and business environment, which are difficult to predict and beyond the control of the Company. Such risks and uncertainties could cause actual results of the Company to differ materially from those matters expressed or implied in such forward-looking statements. For an explanation of the risks and uncertainties associated with forward-looking statements, please refer to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2007 and other reports filed with and furnished to the Securities and Exchange Commission.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MUTUAL FEDERAL BANCORP, INC.

By:	/s/Stephen M. Oksas
Stephen M. Oksas
President and Chief Executive Officer

Date: September 17, 2008